UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549


                      ________________________

                              Form 8-K


                           CURRENT REPORT

              PURSUANT TO SECTION 13 or 15(d) OF THE
                 SECURITIES EXCHANGE ACT of 1934



Date of Report  (Date of earliest event reported):  April 14, 1998


                      Coltec Industries Inc
        (Exact name of registrant as specified in its charter)


Pennsylvania                          1-7568              13-1846375
(State or other juris-            (Commission          (I.R.S. Employer
diction of incorporation)         File Number)         Identification No.)


3 Coliseum Centre, 2550 West Tyvola Road, Charlotte, North Carolina 28217
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code: (704) 423-7000

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Item 5.  Other Events.

Attached as an Exhibit to this Report is the Press Release issued by Coltec Industries Inc ("Coltec") on April 14, 1998 which announces that Coltec has reached an agreement in principle to sell the capital stock of its Holley Performance Products subsidary to Kohlberg & Co., L.L.C. for $100 million in cash.

Item 7.   Financial Statements and Exhibits.

(c)  Exhibits.

99.1. Attached as an Exhibit to this Report is the Press Release issued by Coltec Industries Inc ("Coltec") on April 14, 1998 which announces that Coltec has reached an agreement in principle to sell the capital stock of its Holley Performance Products subsidary to Kohlberg & Co., L.L.C. for $100 million in cash.

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           Coltec Industries Inc
                                                  Registrant



                                		     		      /s/ Robert J. Tubbs
Date:  April 16, 1998         					      By: Name: Robert J. Tubbs
                                         Title: Executive Vice President

Exhibit 99.1

                   COLTEC INDUSTRIES REACHES AGREEMENT
                   TO SELL HOLLEY PERFORMANCE PRODUCTS

Charlotte, NC, April 14, 1998 - Coltec Industries Inc (NYSE:COT) has reached an agreement in principle to sell the capital stock of its Holley Performance Products subsidiary to Kohlberg & Co., L.L.C., a private merchant banking firm located in Mount Kisco, New York, for $100 million in cash.

The agreement in principle is subject to obtaining requisite governmental approvals and the negotiation of a definitive agreement. The transaction is expected to close in May 1998.

Holley, with facilities in Bowling Green, Kentucky, and Springfield, Tennessee, is a leader in the production of performance carburetors, ignition systems, fuel pumps, fuel-injection systems, intake manifolds, and other products that enhance the performance of automobile engines. The business had sales of approximately $100 million in 1997.

John W. Guffey, Jr., chairman and chief executive officer of Coltec Industries, said, "This transaction will complete our exit from the automotive components industry, completing a process that we began in 1996. We will focus our resources on growing our aerospace and industrial operations and expect that the expansion of these businesses will enable us to achieve the goals of our Coltec 2000 initiative. The goals of this strategic initiative are to achieve $2 billion in sales by the year 2000, while maintaining or improving our operating margins."

The proceeds from this acquisition will be applied toward reducing short-term debt. In addition, the transaction will enhance the ability of Coltec Industries to acquire businesses in the aerospace and industrial sectors.

Coltec Industries is a diversified manufacturing company serving primarily aerospace and general industrial markets.